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                                                          OMB APPROVAL
                                                  ----------------------------
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (Amendment No. 1 )*

                            Harvard Bioscience, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $.01 par value per share
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   416906 10 5
-------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2001
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

         Check the  appropriate box to designate the rule pursuant to which this
Schedule is filed:

               / / Rule 13d-1(b)
               / / Rule 13d-1(c)
               /X/ Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 416906 10 5                   13G                  Page 2 of 18 Pages
------------------------                                     -------------------

-------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Ascent Venture Partners, L.P.
        04-3458591
-------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                              (a) / /
                                                              (b) / /

-------------------------------------------------------------------------------
  3     SEC USE ONLY

-------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

-------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
       NUMBER OF
                          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                1,692,141 shares

                          -----------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0 shares

                          -----------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                1,692,141 shares

-------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,692,141 shares

-------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
            (SEE INSTRUCTIONS)   / /

-------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.4%

-------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN

-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 416906 10 5                   13G                  Page 3 of 18 Pages
------------------------                                     -------------------

-------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Ascent Venture Management, LLC
        04-3458587
-------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                               (a) / /
                                                               (b) / /

-------------------------------------------------------------------------------
  3     SEC USE ONLY

-------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

-------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
       NUMBER OF
                          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                1,692,141 shares

                          -----------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0 shares

                          -----------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                1,692,141 shares

-------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,692,141 shares

-------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                     (SEE INSTRUCTIONS) / /

-------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.4%

-------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN

-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 416906 10 5                   13G                  Page 4 of 18 Pages
------------------------                                     -------------------

-------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Ascent Venture Partners II, L.P.
        04-3263775
-------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                             (a) / /
                                                             (b) / /

--------------------------------------------------------------------------------
  3     SEC USE ONLY

-------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

-------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
       NUMBER OF
                          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                1,692,141 shares

                          -----------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0 shares

                          -----------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                1,692,141 shares

-------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,692,141 shares

-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /

-------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.4%
-------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN

-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 416906 10 5                   13G                  Page 5 of 18 Pages
------------------------                                     -------------------

-------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Ascent Venture Management II, L.P.
-------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                            (a) / /
                                                            (b) / /

-------------------------------------------------------------------------------
  3     SEC USE ONLY

-------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

-------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
       NUMBER OF
                          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                1,692,141 shares

                          -----------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0 shares

                          -----------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                1,692,141 shares

-------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,692,141 shares

-------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS) / /

-------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.4%

-------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN

-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 416906 10 5                   13G                  Page 6 of 18 Pages
------------------------                                     -------------------

-------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Ascent Management SBIC Corp.
-------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                (a) / /
                                                                (b) / /

-------------------------------------------------------------------------------
  3     SEC USE ONLY

-------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

-------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
       NUMBER OF
                          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                1,692,141 shares

                          -----------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0 shares

                          -----------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                1,692,141 shares

-------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,692,141 shares

-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /

-------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.4%

-------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        CO

-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 416906 10 5                   13G                  Page 7 of 18 Pages
------------------------                                     -------------------

-------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Christopher W. Dick
-------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                (a) / /
                                                                (b) / /

-------------------------------------------------------------------------------
  3     SEC USE ONLY

-------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

-------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                3,500 shares
       NUMBER OF
                          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                1,692,141 shares

                          -----------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 3,500 shares

                          -----------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                1,692,141 shares

-------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,695,641 shares

-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /

-------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.4%

-------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN

-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 416906 10 5                   13G                  Page 8 of 18 Pages
------------------------                                     -------------------

-------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Christopher W. Lynch
-------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a) / /
                                                                 (b) / /

-------------------------------------------------------------------------------
  3     SEC USE ONLY

-------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

-------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
       NUMBER OF
                          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                1,692,141 shares

                          -----------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0 shares

                          -----------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                1,692,141 shares

-------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,692,141 shares

-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /

-------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.4%

-------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN

-------------------------------------------------------------------------------

CUSIP No. 416906 10 5                   13G                  Page 9 of 18 Pages
------------------------                                     -------------------

-------------------------------------------------------------------------------
  *     NAMES OF REPORTING PERSONS
  S     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
  E
  E
  1     Frank M. Polestra
-------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                  (a) / /
                                                                  (b) / /

-------------------------------------------------------------------------------
  3     SEC USE ONLY

-------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

-------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                5,000 shares
       NUMBER OF
                          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                1,692,141 shares

                          -----------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 5,000 shares

                          -----------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                1,692,141 shares

-------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,697,141 shares

-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /

-------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.4%

-------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN

-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 416906 10 5                   13G                 Page 10 of 18 Pages
------------------------                                     -------------------

                                  SCHEDULE 13G

Item 1(a).   NAME OF ISSUER: Harvard Bioscience, Inc.

Item 1(b).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES: 84 October Hill Road,
             Holliston, Massachusetts 01746.

Item 2(a).   NAMES OF PERSONS FILING: (1) Ascent Venture Partners, L.P.; (2) Ascent
             Venture Management, LLC (the sole general partner of Ascent Venture
             Partners, L.P.); (3) Ascent Venture Partners II, L.P.; (4) Ascent
             Venture Management II, L.P. (the sole general partner of Ascent
             Venture Partners II, L.P.); (5) Ascent Management SBIC Corp. (the
             sole general partner of Ascent Venture Management II, L.P.); (6)
             Christopher W. Dick, Christopher W. Lynch and Frank M. Polestra
             (the managing members of Ascent Venture Management, LLC, and the stockholders of Ascent Management SBIC Corporation); and (7) Leigh
             E. Michl.

Item 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE: The address of the principal business office of each of Ascent Venture
             Partners, L.P.; Ascent Venture Management, LLC; Ascent Venture
             Partners II, L.P.; Ascent Venture Management II, L.P.; Ascent
             Management SBIC Corp.; Christopher W. Dick; Christopher W. Lynch and Frank M. Polestra is 255 State Street, 5th Floor, Boston, MA
             02109. The address of the residence of Leigh E. Michl is 74 Cherry
             Brook Road Weston, MA 02193.

Item 2(c).   CITIZENSHIP: Each of Ascent Venture Partners, L.P., Ascent Venture
             Partners II, L.P., and Ascent Venture Management II, L.P. is a limited partnership organized under the laws of the State of Delaware. Ascent Venture Management, LLC is a Delaware limited liability company. Ascent Management SBIC Corp. is a Massachusetts
             S-corporation. Each of Christopher W. Dick, Christopher W. Lynch,
             Leigh E. Michl and Frank M. Polestra is a United States citizen.

Item 2(d). TITLE OF CLASS OF SECURITIES: Common Stock, $.01 par value per share (the "Common Stock").

Item 2(e).   CUSIP NUMBER: 416906 10 5

CUSIP No. 416906 10 5                   13G                 Page 11 of 18 Pages
------------------------                                     -------------------

Item 4.      OWNERSHIP.

             (a) Amount Beneficially Owned:

                 As of December 31, 2001, Ascent Venture Partners, L.P. was the record holder of 287,254 shares of Common Stock (the "Ascent
                 Shares"); Ascent Venture Partners II, L.P. was the record holder of 1,402,387 shares of Common Stock (the "Ascent II
                 Shares"); Ascent Venture Management, LLC was the record holder of 2,500 shares of Common Stock (the "AVM Shares"); Christopher
                 W. Dick was the record holder of 3,500 shares of Common Stock
                 (the "C.W. Dick Shares"); and Frank M. Polestra was the record holder of 5,000 shares of Common Stock (the "Polestra Shares").

                 By virtue of their relationship as affiliated limited partnerships, whose general partners have overlapping individual general partners, managing members and stockholders, as the case may be, each of Ascent Venture Partners, L.P. and Ascent Venture Partners II, L.P. may be deemed to beneficially own and share the power to direct the disposition and vote of the Ascent Shares, AVM Shares and Ascent II Shares for an aggregate of 1,692,141 shares (the "Record Shares").

                 Each of Ascent Venture Management, LLC (as sole general partner of Ascent Venture Partners, L.P.), Ascent Venture Management
                 II, L.P. (as sole general partner of Ascent Venture Partners
                 II, L.P.) and Ascent Management SBIC Corp. (as sole general partner of Ascent Venture Management II, L.P.) may also be deemed to beneficially own the Record Shares.

                 LEIGH E. MICHL IS NO LONGER A MANAGING MEMBER OF ASCENT VENTURE
                 MANAGEMENT, LLC, NOR IS HE A STOCKHOLDER OF ASCENT MANAGEMENT
                 SBIC CORP. ACCORDINGLY, MR. MICHL MAY NO LONGER BE DEEMED TO
                 BENEFICIALLY OWN THE RECORD SHARES.

                 As a managing member of Ascent Venture Management, LLC and as a stockholder of Ascent Management SBIC Corp., Christopher W.
                 Dick may be deemed to beneficially own the Record Shares and the C.W. Dick Shares, for an aggregate of 1,695,641 shares.

                 As a managing member of Ascent Venture Management, LLC and as a stockholder of Ascent Management SBIC Corp., Christopher W.
                 Lynch may be deemed to beneficially own the Record Shares.

                 As a managing member of Ascent Venture Management, LLC and as a stockholder of Ascent Management SBIC Corp., Frank M. Polestra may be deemed to beneficially own the Record Shares and the Polestra Shares, for an aggregate of 1,697,141 shares.

                 Each of the reporting persons expressly disclaims beneficial ownership, except to the extent of his or its pecuniary interest therein, if any, and except in the case of the shares that such reporting person owns beneficially as set forth above, of any shares of Common Stock of Harvard Bioscience, Inc.

CUSIP No. 416906 10 5                   13G                 Page 12 of 18 Pages
------------------------                                     -------------------

             (b) Percent of Class:

                 Ascent Venture Partners, L.P.            6.4%
                 Ascent Venture Management, LLC           6.4%
                 Ascent Venture Partners II, L.P.         6.4%
                 Ascent Venture Management II, L.P.       6.4%
                 Ascent Management SBIC Corp.             6.4%
                 Christopher W. Dick                      6.4%
                 Christopher W. Lynch                     6.4%
                 Frank M. Polestra                        6.4%

                 The foregoing percentages are calculated based on the 26,654,838 shares of Common Stock of Harvard Bioscience outstanding as of November 9, 2001 as reported in the Issuer's Form 10-Q filed with the SEC on November 14, 2001.

                 (c)   Number of shares as to which such person has:

                       (i)   sole power to vote or to direct the vote:

                             Christopher W. Dick               3,500

                             Frank M. Polestra                 5,000

                             0 shares for each other reporting person other than Leigh E. Michl

                       (ii)  shared power to vote or to direct the vote:

                             1,692,141 shares for each reporting person other than Leigh E. Michl

                       (iii) sole power to dispose or direct the disposition of:

                             Christopher W. Dick               3,500

                             Frank M. Polestra                 5,000

                             0 shares for each other reporting person other than Leigh E. Michl

                       (iv) shared power to dispose or direct the disposition of:

                             1,692,141 shares for each reporting person other than Leigh E. Michl

CUSIP No. 416906 10 5                   13G                 Page 13 of 18 Pages
------------------------                                 -----------------------

Item 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

           [x] Leigh E. Michl has ceased to be the beneficial owner of more than 5% of the outstanding shares of Common Stock of Harvard Bioscience, Inc.

ALL OTHER ITEMS REPORTED ON THE SCHEDULE 13G DATED AS OF FEBRUARY 14, 2001 AND FILED ON BEHALF OF THE REPORTING PERSONS WITH RESPECT TO THE COMMON STOCK OF HARVARD BIOSCIENCE, INC. REMAIN UNCHANGED.

CUSIP No. 416906 10 5                   13G                 Page 14 of 18 Pages
------------------------                                     -------------------

                                    SIGNATURE

         After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on EXHIBIT 1 hereto.

Date: February 11, 2001

ASCENT VENTURE PARTNERS, L.P.

By: Ascent Venture Management, LLC

By: /s/ Christopher W. Dick
    ----------------------------------------
    Christopher W. Dick, Managing Member

ASCENT VENTURE MANAGEMENT, LLC

By: /s/ Christopher W. Dick
    ----------------------------------------
    Christopher W. Dick, Managing Member

ASCENT VENTURE PARTNERS II, L.P.

By: Ascent Venture Management II, L.P.
By: Ascent Management SBIC Corp.

By: /s/ Christopher W. Dick
    ----------------------------------------
    Christopher W. Dick, Vice President

ASCENT VENTURE MANAGEMENT II, L.P.

By: Ascent Management SBIC Corp.

By: /s/ Christopher W. Dick
    ----------------------------------------
    Christopher W. Dick, Vice President

ASCENT MANAGEMENT SBIC CORP.

By: /s/ Christopher W. Dick
    ----------------------------------------
    Christopher W. Dick, Vice President

CUSIP No. 416906 10 5                   13G                 Page 15 of 18 Pages

/s/ Christopher W. Dick
------------------------------------
Christopher W. Dick

/s/ Christopher W. Lynch
------------------------------------
Christopher W. Lynch

/s/ Frank M. Polestra
------------------------------------
Frank M. Polestra

/s/ Leigh E. Michl
------------------------------------
Leigh E. Michl

CUSIP No. 416906 10 5                   13G                 Page 16 of 18 Pages
------------------------                                     -------------------

                                  Exhibit Index

                 EXHIBIT NO.               DESCRIPTION                     PAGE NO.
                      1             Agreement of Joint Filing                 17

CUSIP No. 416906 10 5                   13G                 Page 17 of 18 Pages
------------------------                                     -------------------

                                                                      EXHIBIT 1

                            AGREEMENT OF JOINT FILING

        Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Harvard Bioscience, Inc.

        EXECUTED this 11th day of February, 2002.

ASCENT VENTURE PARTNERS, L.P.

By: Ascent Venture Management, LLC

By: /s/ Christopher W. Dick
    ----------------------------------------
    Christopher W. Dick, Managing Member

ASCENT VENTURE MANAGEMENT, LLC

By: /s/ Christopher W. Dick
    ----------------------------------------
    Christopher W. Dick, Managing Member

ASCENT VENTURE PARTNERS II, L.P.

By: Ascent Venture Management II, L.P.
By: Ascent Management SBIC Corp.

By: /s/ Christopher W. Dick
    ----------------------------------------
    Christopher W. Dick, Vice President

ASCENT VENTURE MANAGEMENT II, L.P.

By: Ascent Management SBIC Corp.

By: /s/ Christopher W. Dick
    ----------------------------------------
    Christopher W. Dick, Vice President

ASCENT MANAGEMENT SBIC CORP.

By: /s/ Christopher W. Dick
    ----------------------------------------
    Christopher W. Dick, Vice President

CUSIP No. 416906 10 5                   13G                 Page 18 of 18 Pages
------------------------                                     -------------------

/s/ Christopher W. Dick
-------------------------------------------
Christopher W. Dick

/s/ Christopher W. Lynch
-------------------------------------------
Christopher W. Lynch

/s/ Frank M. Polestra
-------------------------------------------
Frank M. Polestra

/s/ Leigh E. Michl
-------------------------------------------
Leigh E. Michl